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                       UNITED STATES               | OMB APPROVAL              |
            SECURITIES AND EXCHANGE COMMISSION     | OMB Number: 3235-0101     |
                  Washington, D.C. 20549           | Expires: November 30, 2003|
                                                   | Estimated average burden  |
                                                   | hours per response...2.0  |
                                                    ---------------------------
                                    FORM 144

                      NOTICE OF PROPOSED SALE OF SECURITIES
              PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933

ATTENTION: Transmit for filing 3 copies of this form concurrently with either placing an order with a broker to execute sale or executing a sale directly with a market maker.

________________________________________________________________________________
1(a) NAME OF ISSUER (Please type or print)

WINNEBAGO INDUSTRIES, INC.

________________________________________________________________________________
1(b) IRS IDENT. NO.                    |(c) SEC FILE NO.

42-0802678                             |    I-6403
                                       |

________________________________________________________________________________
1(d) ADDRESS OF ISSUER              STREET

P.O. BOX 152, 605 WEST CRYSTAL LAKE ROAD

________________________________________________________________________________
1(d)      CITY                       STATE                  ZIP CODE

FOREST CITY                          IOWA                   50436

________________________________________________________________________________
1(e) TELEPHONE
________________________________________________________________________________
     AREA CODE           | NUMBER
     641                 | 585-3535
                         |
________________________________________________________________________________
2(a) NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD

JOSEPH L. SOCZEK, JR.

________________________________________________________________________________
2(b) IRS IDENT. NO.                    (c) RELATIONSHIP TO ISSUER

                                           OFFICER - TREASURER

________________________________________________________________________________
2(d) ADDRESS     STREET

3363 SAGE AVENUE

________________________________________________________________________________
2(d)      CITY                       STATE                  ZIP CODE

FOREST CITY                          IA                     50436

________________________________________________________________________________

INSTRUCTION: The person filing this notice should contact the issuer to obtain the I.R.S. Identification Number and the S.E.C. File Number.

                                         SEC USE
3(a)           (b)                       ONLY     (c)           (d)          (e)                (f)                (g)
Title of the   Name and Address of       Broker-  Number of     Aggregate    Number of Shares   Approximate        Name of Each
Class of       Each Broker Through       Dealer   Shares or     Market       or Other Units     Date of Sale       Securities
Securities     Whom the Securities       File     Other Units   Value        Outstanding        (See instr. 3(f))  Exchange
to be Sold     are to be Offered         Number   to be Sold    (See instr.  (See instr. 3(e))  (MO. DAY YR.)      (See instr. 3(g))
               or Each Market                     (See instr.   3(d))
               Maker who is                       3(c))
               Acquiring the
               Securities
------------------------------------------------------------------------------------------------------------------------------------

Common                                                                                                             New York
Stock,         Edward Jones & Co.                                                                                  Chicago
$.50 par       209 North Clark St.                                                                                 Pacific
value          Forest City, IA 50436              9,000         $311,850.00  33,604,808        11-10-04            Boston
                                                                                                                   Philadelphia
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:
1.(a) Name of issuer
  (b) Issuer's I.R.S. Identification Number
  (c) Issuer'S S.E.C. file number, if any
  (d) Issuer's address, including zip code
  (e) Issuer's telephone number, including area code

2.(a) Name of person for whose account the securities are to be sold
  (b) Such person's I.R.S. identification number, if such person is an entity
  (c) Such person's relationship to the issuer (e.g., officer, director, 10% stockholder, or member of immediate family of any of the foregoing)
  (d) Such person's address, including zip code

3.(a) Title of the class of securities to be sold
  (b) Name and address of each broker through whom the securities are intended to be sold
  (c) Number of shares or other units to be sold (if debt securities, give the aggregate face amount)
  (d) Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice
  (e) Number of shares or other units of the class outstanding, or if debt securities the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer
  (f) Approximate date on which the securities are to be sold
  (g) Name of each securities exchange, if any, on which the securities are intended to be sold

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                         TABLE I - SECURITIES TO BE SOLD

    Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:

                                               Name of Person
                                               from Whom Acquired
Title of   Date You  Nature of                 (If gift, also give date   Amount of             Date of
the Class  Acquired  Acquisition Transaction   donor acquired)            Securities Acquired   Payment     Nature of Payment
------------------------------------------------------------------------------------------------------------------------------------

Common    11/10/04  Exercise of Stock Option    Winnebago Industries, Inc.   3,000              11/10/04         Cash
Stock,
$.50 par  11/10/04  Exercise of Stock Option    Winnebago Industries, Inc.   3,000              11/10/04         Cash
value
          11/10/04  Exercise of Stock Option    Winnebago Industries, Inc.   3,000              11/10/04         Cash

------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:       If the securities were purchased and full payment therefor was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.


              TABLE II - SECURITIES SOLD DURING THE PAST 3 MONTHS

Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold.

                                                                               Amount of
                                                                               Securities    Gross
Name and Address of Seller         Title of Securities Sold    Date of Sale    Sold          Proceeds
-------------------------------------------------------------------------------------------------------

                NONE


-------------------------------------------------------------------------------------------------------

REMARKS:

INSTRUCTIONS:
See the definition of "person" in paragraph (a) of Rule 144. Information is to be given not only as to the person for whose account the securities are to be sold but also as to all other persons included in that definition. In addition, information shall be given as to sales by all persons whose sales are required by paragraph (e) of Rule 144 to be aggregated with sales for the account of the person filing this notice.

ATTENTION:
The person for whose account the securities to which this notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.

                                          /s/ Raymond M. Beebe, Secretary,
                                              Winnebago Industries, Inc.
       November 10, 2004                       under Power of Attorney
___________________________________     ________________________________________
        (DATE OF NOTICE)                               (SIGNATURE)

The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed.
     Any copies not manually signed shall bear typed or printed signatures.

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  ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSION OF FACTS CONSTITUTE FEDERAL
                   CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)
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